ARTICLES OF AMENDMENT
                             TO
               THE ARTICLES OF INCORPORATION
                             OF
                      FFTW FUNDS, INC.

FFTW Funds, Inc., a Maryland Corporation (the "Corporation") having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: Article FIFTH of the Articles of Incorporation of the Corporation is hereby amended to reclassify 200,000,000 shares of the authorized shares of the Stable Return Portfolio stock, par value $.001 per share, as
Limited  Duration  Portfolio  stock,  par  value  $.001  per share, with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as were afforded to the Stable Return Portfolio as set forth in Article FIFTH of the Articles of Incorporation of the Corporation;

SECOND: Article FIFTH of the Articles of Incorporation of the Corporation is hereby amended to reclassify
200,000,000 shares of the authorized shares of the International Hedged Portfolio stock, par value $.001 per share, as the Global Tactical Exposure Portfolio stock, par value $.001 per share, with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as were afforded to the
International   Hedged  Portfolio  stock  as  set  forth  in
Article FIFTH of the Articles of Incorporation of the Corporation;

THIRD: Article FIFTH of the Articles of Incorporation of the Corporation is hereby amended to reclassify
200,000,000 shares of the authorized shares of the Enhanced Index Portfolio stock, par value $.001 per share, as Enhanced Equity Market Portfolio stock, par value $.001 per share, with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as were afforded to the Enhanced Index
Portfolio stock as set forth in Article FIFTH of the Articles of Incorporation of the Corporation;

FOURTH: Article FIFTH of the Articles of Incorporation of the Corporation is hereby amended to reclassify
200,000,000 shares of the authorized shares of the Mortgage Total Return Portfolio stock, par value $.001 per share, as Mortgage-Backed Portfolio stock, par value $.001 per share, with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as were afforded to the Mortgage Total Return Portfolio stock as set forth in Article FIFTH of the Articles of Incorporation of the Corporation;

FIFTH: This amendment was approved by at least a majority of the entire Board of Directors of the Corporation; and

SIXTH: The amendment is limited to a change expressly permitted by Section 2-605(4) of the Maryland General Corporation Law and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 10th day of December, 1998 by its President who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.


                      FFTW FUNDS, INC.


Attest:______________________               By: _________________________
           William E. Vastardis                   Onder John Olcay
           Secretary                                         President




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